                                    EXHIBIT 99.1

NEWS RELEASE

Contacts:      Commerce Energy Group, Inc.
C. Douglas Mitchell
                                                                                                        Chief Financial Officer
714-259-2500

PondelWilkinson Inc.
Robert Jaffe/Roger Pondel
310-279-5980
rjaffe@pondel.com / rpondel@pondel.com

Commerce Energy Reports Fiscal 2008 Third Quarter Financial Results

-- Company Revises 2008 Outlook --

COSTA MESA, CA – June 11, 2008 – Commerce Energy Group, Inc. (Amex: EGR), a leading U.S. electricity and natural gas marketing company, today announced its financial results for the fiscal 2008 third quarter and nine months ended April 30, 2008.

Third Quarter Results
Net revenue increased to $105.5 million for the third quarter of fiscal 2008 from $100.6 million for the same period last year. The revenue increase was driven primarily by higher retail electricity sales to customers in Texas and Pennsylvania. The company reported a net loss of $9.5 million, or $0.31 per share, versus net income of $1.5 million, or $0.05 per share, for the fiscal 2007 third quarter. Fiscal 2007 results for the comparable period included a $5.1 million settlement payment received from APX, Inc. relating to refunds due to certain California energy buyers for purchases made in the spot market in 2000-2001, offset by a $3.9 million payment made to American Communications Network, Inc. (ACN) to settle an arbitration proceeding and $550,000 of related legal expenses.

Gross profit decreased to $14.1 million for the third quarter of fiscal 2008 from $17.6 million for the third quarter of fiscal 2007. Gross profit from electricity decreased slightly to $8.9 million from $9.0 million for the same quarter of fiscal 2007. Gross profit from natural gas increased to $5.2 million for the third quarter of fiscal 2008 from $3.5 million in the third quarter of fiscal 2007, primarily due to the impact of higher margins in California and Ohio.

During the third quarter of fiscal 2008, the company completed its annual review of intangibles and goodwill according to FASB Statement 142, “Goodwill and Other Intangible Assets.”  As a result of that review, it was determined that certain intangible assets and goodwill related to the company’s Skipping Stone energy consulting business were impaired.  Accordingly, the company recognized a $1.4 million impairment charge comprised of a long-lived asset impairment of $840,000 and a goodwill asset impairment of $560,000.

“Net revenues showed solid growth quarter over quarter,” said Gregory L. Craig, who was named chairman and chief executive officer of Commerce Energy in February 2008. “Results were impacted by heavy bad debt expense, high operating costs and the write down of intangible assets.”

“Turnarounds are a challenging process. Our turnaround team is now in place, comprised of a new COO, CFO, chief risk officer and myself,” Craig said. “As a first step in our initiative to transform the company, we recently announced a 31 percent workforce reduction, yielding approximately $5 million in annualized expense savings and positioning the company to continue its growth at a significantly lower cost basis.”

Selling and marketing expenses increased to $3.3 million for the third quarter of fiscal 2008 from $2.6 million in the third quarter in fiscal 2007, reflecting higher third-party sales expenses related to the company’s expanded customer acquisition initiatives.

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General and administrative expenses were increased to $18.7 million for the third quarter of fiscal 2008 compared with $9.8 million in the third quarter of fiscal 2007, primarily reflecting increased bad debt expenses of $7.9 million, $7.3 million higher than the third quarter of 2007.  The remaining difference of $1.6 million was attributable to increased personnel costs relating to additional customer service and information technology staff to support the company’s growing customer base, severance for former officers, increased professional service fees and higher depreciation and amortization expenses.

Results for the Nine Months Ended April 30, 2008
Net revenue increased $55.8 million to $319.5 million for the nine months ended April 30, 2008 from $263.7 million for the comparable period in fiscal 2007. This increase was driven primarily by higher electricity sales in Texas. The company reported a net loss of $11.8 million, or $0.39 per share, versus net income of $4.5 million, or $0.15 per share, for the comparable period last year. Results for the comparable period in fiscal 2007 included a $5.1 million settlement payment received from APX, Inc. relating to refunds due to certain California energy buyers for purchases made in the spot market in 2000-2001 and a $3.9 million payment made to American Communications Network, Inc. (ACN) to settle an arbitration proceeding and $550,000 of related legal expenses.

Gross profit increased to $49.8 million for the nine months ended April 30, 2008 from $42.2 million for the comparable period in fiscal 2007. Gross profit from electricity increased $9.6 million to $37.4 million for the nine months ended April 30, 2008 from $27.8 million for the comparable period in fiscal 2007, reflecting the impact of customer growth in Texas and Maryland. Gross profit from natural gas increased $3.0 million to $12.4 million for the nine months ended April 30, 2008 from $9.4 million for the comparable period in fiscal 2007, primarily due to higher margins in California and Ohio.

Selling and marketing expenses increased to $11.4 million for the nine months ended April 30, 2008 from $7.3 million in the comparable period last year, reflecting higher third-party sales expenses, increased personnel and advertising expenses related to the company’s expanded customer acquisition initiatives.

General and administrative expenses increased to $48.2 million for the nine months ended April 30, 2008 from $27.4 million for the comparable period in fiscal 2007 primarily reflecting increased bad debt expenses of $17.7 million, $14.9 million higher than the comparable period in fiscal 2007. The remaining difference of $5.9 million was attributable to increased personnel costs related to additional customer service, information technology staff and consultants to support the company’s growing customer base, higher professional service fees resulting from the company’s review of its strategic alternatives, increased depreciation and amortization expenses and severance payments for former officers.

Liquidity
At April 30, 2008, the company had unrestricted cash and equivalents of $10.4 million, $40.0 million of working capital and no long-term debt. The company believes that it will require additional capital resources in fiscal 2009 to meet its credit facility requirement to have $10 million in excess availability at all times on and after November 1, 2008; to fund possible expansion of the company’s business, either from internal growth or acquisition; to add liquidity if energy prices increase materially; and to respond to increased energy industry volatility and/or uncertainty that create additional funding requirements.

Effective June 11, 2008, Wachovia Capital Finance Corporation (Western), as agent and lender, and Wells Fargo Foothill, LLC, as lender, entered into an amendment to our credit facility and granted us a waiver on the EBITDA and fixed charge coverage covenants and increased the interest rate on both borrowings and letters of credit by 1.5%. The amendment, among other things, defers the increase in the excess availability covenant from $2.5 million to $10 million until November 1, 2008 and requires weekly measurements of liquidity. The company has also agreed with the lenders to terminate the credit facility on or before November 1, 2008. The company has begun the process to enter into a new working capital facility.

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Revised Fiscal 2008 Outlook
Commerce Energy has revised its fiscal 2008 outlook and now expects to report a net loss per share in the range of $0.60 to $0.80 for the fiscal year ending July 31, 2008. The revised outlook reflects increased bad debt expense in the third quarter of fiscal 2008; anticipated additional bad debt expense in the fourth quarter of fiscal 2008; anticipated increased energy costs in the fourth quarter of fiscal 2008 adversely affecting gross profits; restructuring costs related to the previously announced reduction in force in the fourth quarter of fiscal 2008; and intangible impairment charges.

Conference Call and Webcast
Commerce will host a conference call to review the results of operations for the third quarter ended April 30, 2008 today at 5 p.m. ET (2 p.m. PT). The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic replay will be available through June 18, 2008, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 68968222.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce Energy) is a leading independent U.S. electricity and natural gas marketing company.  Its principal operating subsidiary, Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers.

For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Craig, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this news release, whether express or implied, are made in good faith and the company believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission (SEC), some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the success and effectiveness of the company’s new management plans and strategies; higher than anticipated attrition of company personnel, the volatility of the energy markets; higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts; operating hazards; uninsured risks; failure of performance by suppliers and transmitters; changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure; decisions by our energy suppliers requiring us to post additional collateral for our energy purchases; uncertainties in the capital markets should the company seek to raise additional equity or debt; uncertainties relating to federal and state proceedings regarding the 2000-2001 California energy crisis; accounts receivable collection issues caused by unfavorable changes in regulations or economic trends; increased or unexpected competition; adverse state or federal legislation or regulation; or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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FINANCIAL TABLES FOLLOW

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COMMERCE ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2008	2007	2008	2007
Revenue	$105,495	$95,518	$319,485	$258,670
APX settlement	—	5,057	—	5,057
Net revenue	105,495	100,575	319,485	263,727
Direct energy costs	91,362	82,946	269,698	221,509
Gross profit	14,133	17,629	49,787	42,218
Selling and marketing expenses	3,254	2,568	11,446	7,317
General and administrative expenses	18,744	9,803	48,177	27,382
Impairment of intangibles	1,426	—	1,426	—
Income (loss) from operations	(9,291)	5,258	(11,262)	7,519
Other income (expense):
Interest income	28	191	345	873
Interest expense	(230)	(6)	(912)	(27)
ACN arbitration settlement	—	(3,900)	—	(3,900)
Total other income and expenses	(202)	(3,715)	(567)	(3,054)
Net income (loss)	$(9,493)	$1,543	$(11,829)	$4,465
Income (loss) per common share:
Basic and diluted	$(0.31)	$0.05	$(0.39)	$0.15
Weighted-average shares outstanding:
Basic	30,758	29,938	30,537	29,763
Diluted	30,758	30,192	30,537	29,882

Volume and Customer Count Data

	Three Months Ended April 30,		Nine Months Ended April 30,
	2008	2007	2008	2007
Electric – Megawatt hour (MWh)	510,000	485,000	1,825,000	1,391,000
Natural Gas – Dekatherms (DTH)	4,007,000	4,612,000	11,507,000	11,597,000
Customer Count	165,000	185,000	165,000	185,000

Condensed Consolidated Balance Sheets
(In Thousands)
	April 30, 2008	July 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$10,370	$6,559
Accounts receivable, net	56,350	65,231
Natural gas inventory	2,561	5,905
Prepaid expenses and other	10,391	7,224
Total current assets	79,672	84,919
Restricted cash and equivalents	—	10,457
Deposits and other	1,795	1,906
Property and equipment, net	10,755	8,662
Goodwill and other intangible assets, net	7,962	10,632
Total assets	$100,184	$116,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Energy and accounts payable	$32,880	$37,926
Accrued liabilities	6,815	8,130
Total current liabilities	39,695	46,056
Total stockholders’ equity	60,489	70,520
Total liabilities and stockholders’ equity	$100,184	$116,576